Exhibit 99.1

PRESS RELEASE

For further information contact Joseph M. Murphy President and CEO (207) 288-3314	FOR IMMEDIATE RELEASE

BAR HARBOR BANKSHARES CONTINUES ITS STOCK REPURCHASE PLAN

BAR HARBOR, Maine (August 23, 2012) – Bar Harbor Bankshares (the “Company”) (NYSE MKT: BHB), today announced that its Board of Directors has authorized the continuation of the Company’s existing stock repurchase plan through August 19, 2014. No other changes were made to the plan.

In August 2008, the Company’s Board of Directors approved a program to repurchase up to 300,000 shares of the Company’s common stock, or approximately 10.2% of the shares then currently outstanding. The new stock repurchase plan became effective as of August 21, 2008 and was authorized to continue for a period of up to twenty-four consecutive months. In August 2010, the Company’s Board of Directors authorized the continuance of this program through August 19, 2012. Depending on market conditions and other factors, purchases may be commenced or suspended at any time, or from time-to-time, without prior notice and may be made in the open market or through privately negotiated transactions. As of August 19, 2012, the Company had repurchased 98,869 shares of stock under the plan, at an average price of $27.62 per share.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast, and central Maine.  Find us at www.BHBT.com

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